Exhibit 10.4

NONQUALIFIED STOCK OPTION AGREEMENT

THIS NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made as of the date set forth on Schedule I hereto (the “Grant Date”), by and between the issuer identified in Schedule I hereto (the “Company”), and the recipient (the “Grantee”) of an Award of Options granted by the Plan Administrator (as defined in Schedule I hereto)  as set forth in this Agreement.

The Company has adopted the incentive plan identified on Schedule I hereto (as has been or may hereafter be amended, the “Plan”), a copy of which is attached via a link at the end of this online Agreement as Exhibit A and by this reference made a part hereof, for the benefit of eligible persons as specified in the Plan.  Capitalized terms used and not otherwise defined in this Agreement will have the meanings ascribed to them in the Plan.

Pursuant to the Plan, the Plan Administrator has determined that it would be in the interest of the Company and its stockholders to award Options to the Grantee, subject to the conditions and restrictions set forth herein and in the Plan, in order to provide the Grantee with additional remuneration for services rendered, to encourage the Grantee to remain in the service or employ of the Company or its Subsidiaries and to increase the Grantee’s personal interest in the continued success and progress of the Company.

The Company and the Grantee therefore agree as follows:

1. Definitions. The following terms, when used in this Agreement, have the following meanings:

“Base Price” means, with respect to each type of Common Stock for which Options are granted hereunder, the amount set forth on Schedule I hereto as the Base Price for such Common Stock, which is the Fair Market Value of a share of such Common Stock on the Grant Date.

“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in Denver, Colorado, are required or authorized to be closed.

“Cause” has the meaning specified as “cause” in Section 10.2(b) of the Plan.

“Close of Business” means, on any day, 5:00 p.m., Denver, Colorado time.

“Common Stock” has the meaning specified in Schedule I hereto.

“Company” has the meaning specified in the preamble to this Agreement.

“Grant Date” has the meaning specified in the preamble to this Agreement.

“Grantee” has the meaning specified in the preamble to this Agreement.

“Options” has the meaning specified in Section 2.

“Option Share” has the meaning specified in Section 4(c)(i).

“Option Termination Date” has the meaning specified in Schedule I hereto.

“Plan” has the meaning specified in the recitals of this Agreement.

“Plan Administrator” has the meaning specified in Schedule I hereto.

 “Required Withholding Amount” has the meaning specified in Section 5.

“Section 409(A)” has the meaning specified in Section 21.

“Term” has the meaning specified in Section 2.

“Unvested Fractional Option” has the meaning specified in Section 3(b).

“Vesting Date” has the meaning specified in Section 3(a).

“Vesting Percentage” has the meaning specified in Section 3(a).

2. Award.  Pursuant to the terms of the Plan and in consideration of the covenants and promises of the Grantee herein contained, the Company hereby awards to the Grantee as of the Grant Date nonqualified stock options to purchase from the Company at the applicable Base Price the number and type of shares of Common Stock authorized by the Plan Administrator and set forth in the notice of online grant delivered to the Grantee pursuant to the Company’s online grant and administration program, subject to the conditions and restrictions set forth in this Agreement and in the Plan (the “Options”).  The Options are exercisable as set forth in Section 3 during the period commencing on the Grant Date and expiring at the Close of Business on the Option Termination Date (the “Term”), subject to earlier termination as provided in Section 7 below.  However, if the Term expires when trading in the Common Stock is prohibited by law or the Company’s insider trading policy, then the Term shall expire on the 30th day after the expiration of such prohibition.

3. Conditions of Exercise.  Unless otherwise determined by the Plan Administrator in its sole discretion, the Options will be exercisable only in accordance with the conditions stated in this Section 3.

(a) Except as otherwise provided in Section 10.1(b) of the Plan, the Options may be exercised only to the extent they have become exercisable in accordance with the provisions of this Section 3(a) or Section 3(b), and subject to the provisions of Section 3(c).  That number of each type of Options that is equal to the fraction or percentage specified on Schedule I hereto (the “Vesting Percentage”) of the total number of such type of Options that are subject to this Agreement, in each case rounded down to the nearest whole number of such type of Options, shall become exercisable on each of the dates specified on Schedule I hereto (each such date, together with any other date on which Options vest pursuant to this Agreement, a “Vesting Date”).

(b) If rounding pursuant to Section 3(a) prevents any portion of an Option from becoming exercisable on a particular Vesting Date (any such portion, an “Unvested

Fractional Option”), one additional Option to purchase a share of the type of Common Stock covered by such Option will become exercisable on the earliest succeeding Vesting Date on which the cumulative fractional amount of all Unvested Fractional Options to purchase shares of such type of Common Stock (including any Unvested Fractional Option created on such succeeding Vesting Date) equals or exceeds one whole Option, with any excess treated as an Unvested Fractional Option thereafter subject to the application of this Section 3(b).  Any Unvested Fractional Option comprising part of a whole Option that vests pursuant to the preceding sentence will thereafter cease to be an Unvested Fractional Option.

(c) Notwithstanding the foregoing, (i) in the event that any date on which Options would otherwise become exercisable is not a Business Day, such Options will become exercisable on the first Business Day following such date, (ii) all Options will become exercisable on the date of the Grantee’s termination of employment or, if the Grantee is a  non-employee director of the Company, on the date of the Grantee’s termination of service as such if (A) the Grantee’s employment with the Company or a Subsidiary or service as a non-employee director, as applicable terminates by reason of Disability or (B) the Grantee dies while employed by the Company or a Subsidiary or while serving as a non-employee director of the Company, as applicable, and (iii) if the Grantee’s employment with the Company or a Subsidiary is terminated by the Company or such Subsidiary without Cause, any unvested Options will become exercisable to the extent, if any, indicated on Schedule I.

(d) To the extent the Options become exercisable, such Options may be exercised in whole or in part (at any time or from time to time, except as otherwise provided herein) until expiration of the Term or earlier termination thereof.

(e) The Grantee acknowledges and agrees that the Plan Administrator, in its discretion and as contemplated by Section 3.3 of the Plan, may adopt rules and regulations from time to time after the date hereof with respect to the exercise of the Options and that the exercise by the Grantee of Options will be subject to the further condition that such exercise is made in accordance with all such rules and regulations as the Plan Administrator may determine are applicable thereto.

4. Manner of Exercise.  Options will be considered exercised (as to the number of Options specified in the notice referred to in Section 4(c)(i)) on the latest of (a) the date of exercise designated in the written notice referred to in Section 4(c)(i), (b) if the date so designated is not a Business Day, the first Business Day following such date or (c) the earliest Business Day by which the Company has received all of the following:

(i) Written notice, in such form as the Plan Administrator may require, containing such representations and warranties as the Plan Administrator may require and designating, among other things, the date of exercise and the number and type of shares of Common Stock to be purchased by exercise of Options (each, an “Option Share”);

(ii) Payment of the applicable Base Price for each Option Share in any (or a combination) of the following forms:  (A) cash, (B) check, (C) the delivery, together with a properly executed exercise notice, of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay such Base Price (and, if applicable, the Required Withholding Amount as described in Section 5) or (D) at the option of the Company, the delivery of irrevocable instructions via the Company’s online grant and administration program for the Company to withhold the number of shares of Common Stock (valued at the Fair Market Value of such Common Stock on the date of exercise) required to pay such Base Price (and, if applicable, the Required Withholding Amount as described in Section 5) that would otherwise be delivered by the Company to the Grantee upon exercise of the Options; and

(iii) Any other documentation that the Plan Administrator may reasonably require.

5. Mandatory Withholding for Taxes.  The Grantee acknowledges and agrees that the Company will deduct from the shares of Common Stock otherwise payable or deliverable upon exercise of any Options that number of shares of the applicable Common Stock (valued at the Fair Market Value of such Common Stock on the date of exercise) that is equal to the amount of all federal, state and other governmental taxes required to be withheld by the Company or any Subsidiary of the Company upon such exercise, as determined by the Company (the “Required Withholding Amount”), unless provisions to pay such Required Withholding Amount have been made to the satisfaction of the Company.  If the Grantee elects to make payment of the applicable Base Price by delivery of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay such Base Price, such instructions may also include instructions to deliver the Required Withholding Amount to the Company.  In such case, the Company will notify the broker promptly of its determination of the Required Withholding Amount.

6. Payment or Delivery by the Company.  As soon as practicable after receipt of all items referred to in Section 4, and subject to the withholding referred to in Section 5, the Company will deliver or cause to be delivered to the Grantee certificates issued in the Grantee’s name for, or cause to be transferred to a brokerage account through Depository Trust Company for the benefit of the Grantee, the number of shares of Common Stock purchased by exercise of Options.  Any delivery of shares of Common Stock will be deemed effected for all purposes when certificates representing such shares have been delivered personally to the Grantee or, if delivery is by mail, when the stock transfer agent of the Company has deposited the certificates in the United States mail, addressed to the Grantee or at the time the stock transfer agent initiates transfer of shares to a brokerage account through Depository Trust Company for the benefit of the Grantee, if applicable.

7. Early Termination of Options.  Subject to any longer period of exercisability specified in Schedule I hereto,  the Options will terminate, prior to the expiration of the Term, at the time specified below:

(a) Subject to Section 7(b), if the Grantee’s employment with the Company or a Subsidiary is terminated or, if the Grantee is a non-employee director of the Company, if the Grantee’s service to the Company as such is terminated, in each case other than (i) by the Company or such Subsidiary for Cause, or (ii) by reason of death or Disability, then the Options will terminate at the Close of Business on the first Business Day following the expiration of the 90-day period that began on the date of termination of the Grantee’s employment, or, in the case of a non-employee director of the Company, at the Close of Business on the first Business Day following the expiration of the one-year period that began on the date of termination of the Grantee’s service as a non-employee director of the Company.

(b) If the Grantee dies while employed by the Company or a Subsidiary or while serving as a non-employee director of the Company, as applicable, or prior to the expiration of a period of time following termination of the Grantee’s employment or service during which the Options remain exercisable as provided in Section 7(a) or Section 7(c), as applicable, the Options will terminate at the Close of Business on the first Business Day following the expiration of the one-year period that began on the date of the Grantee’s death.

(c) Subject to Section 7(b), if the Grantee’s employment with the Company or a Subsidiary terminates by reason of Disability, or, if the Grantee is a non-employee director of the Company, if the Grantee’s service to the Company as such is terminated by reason of Disability, then the Options will terminate at the Close of Business on the first Business Day following the expiration of the one-year period that began on the date of termination of the Grantee’s employment or service.

(d) If the Grantee’s employment with the Company or a Subsidiary is terminated by the Company or such Subsidiary for Cause, or, if the Grantee is a non-employee director of the Company, if the Grantee’s service to the Company as such is terminated by the Company for Cause, then the Options will terminate immediately upon such termination of the Grantee’s employment or service.

In any event in which Options remain exercisable for a period of time following the date of termination of the Grantee’s employment or service as provided above or on Schedule I, the Options may be exercised during such period of time only to the extent the same were exercisable as provided in Section 3 effective as of such date of termination of the Grantee’s employment or service.    Notwithstanding any period of time referenced in this Section 7 or any other provision of this Section 7 that may be construed to the contrary, the Options will in any event terminate upon the expiration of the Term.

Unless the Plan Administrator otherwise determines, a change of the Grantee’s employment from the Company to a Subsidiary or from a Subsidiary to the Company or another Subsidiary will not be considered a termination of the Grantee’s employment for purposes of this Agreement if such change of employment is made at the request or with the express consent of the Company.  Unless the Plan Administrator otherwise determines, however, any such change of employment that is not made at the request or with the express consent of the Company will be a termination of the Grantee’s employment within the meaning of this Agreement.

8. Nontransferability.    Options are not transferable (either voluntarily or involuntarily), before or after Grantee’s death, except as follows: (a) during Grantee’s lifetime, pursuant to a domestic relations order, issued by a court of competent jurisdiction, that is not contrary to the terms and conditions of the Plan or this Agreement, and in a form acceptable to the Plan Administrator; or (b) after Grantee’s death, by will or pursuant to the applicable laws of descent and distribution, as may be the case.  Any person to whom Options are transferred in accordance with the provisions of the preceding sentence shall take such Options subject to all of the terms and conditions of the Plan and this Agreement, including that the vesting and termination provisions of this Agreement will continue to be applied with respect to the Grantee.  Options are exercisable only by the Grantee (or, during the Grantee’s lifetime, by the Grantee’s court appointed legal representative) or a person to whom the Options have been transferred in accordance with this Section.

9. No Stockholder Rights.  Prior to the exercise of Options in accordance with the terms and conditions set forth in this Agreement, the Grantee will not be deemed for any purpose to be, or to have any of the rights of, a stockholder of the Company with respect to any shares of Common Stock represented by the Options, nor will the existence of this Agreement affect in any way the right or power of the Company or its stockholders to accomplish any corporate act, including, without limitation, the acts referred to in Section 10.15 or Section 10.16, as applicable, of the Plan.

10. Adjustments.

(a) The Options will be subject to adjustment (including, without limitation, as to the Base Price) in such manner as the Plan Administrator, in its sole discretion, deems equitable and appropriate in connection with the occurrence of any of the events described in Section 4.2 of the Plan following the Grant Date.

(b) In the event of any Approved Transaction, Board Change or Control Purchase following the Grant Date, the Options may become exercisable in accordance with Section 10.1(b) of the Plan.

11. Restrictions Imposed by Law.  Without limiting the generality of Section 10.7 or Section 10.8, as applicable, of the Plan, the Grantee will not exercise the Options, and the Company will not be obligated to make any cash payment or issue or cause to be issued any shares of Common Stock, if counsel to the Company determines that such exercise, payment or issuance would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which shares of Common Stock are listed or quoted.  The Company will in no event be obligated to take any affirmative action in order to cause the exercise of the Options or the resulting payment of cash or issuance of shares of Common Stock to comply with any such law, rule, regulation or agreement.

12. Notice.  Unless the Company notifies the Grantee in writing of a different procedure or address, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally or sent by first class mail, postage prepaid, to the address specified for the Company in Schedule I hereto.    Unless the Company elects

to notify the Grantee electronically pursuant to the online grant and administration program or via email, any notice or other communication to the Grantee with respect to this Agreement will be in writing and will be delivered personally, or will be sent by first class mail, postage prepaid, to the Grantee’s address as listed in the records of the Company or any Subsidiary of the Company on the Grant Date, unless the Company has received written notification from the Grantee of a change of address.

13. Amendment.  Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by the Plan Administrator as contemplated by Section 10.6(b) or Section 10.7(b), as applicable, of the Plan.  Without limiting the generality of the foregoing, without the consent of the Grantee:

(a) this Agreement may be amended or supplemented from time to time as approved by the Plan Administrator (i) to cure any ambiguity or to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, (ii) to add to the covenants and agreements of the Company for the benefit of the Grantee or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Company’s stockholders, and provided, in each case, that such changes or corrections will not adversely affect the rights of the Grantee with respect to the Award evidenced hereby or (iii) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities laws; and

(b) subject to any required action by the Board of Directors or the stockholders of the Company, the Options granted under this Agreement may be canceled by the Plan Administrator and a new Award made in substitution therefor, provided that the Award so substituted will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect any Options to the extent then exercisable.

14. Grantee Employment or Status as a Director.  Nothing contained in this Agreement, and no action of the Company or the Plan Administrator with respect hereto, will confer or be construed to confer on the Grantee any right to continue in the employ of the Company or any Subsidiary or as a non-employee director of the Company or interfere in any way with the right of the Company or any employing Subsidiary (or the Company’s stockholders in the case of a non-employee director) to terminate the Grantee’s employment or service, as applicable, at any time, with or without Cause, subject to the provisions of any employment agreement between the Grantee and the Company or any Subsidiary.

15. Nonalienation of Benefits.  Except as provided in Section 8,  (a) no right or benefit under this Agreement will be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same will be void, and (b) no right or benefit hereunder will in any manner be subjected to or liable for the debts, contracts, liabilities or torts of the Grantee or other person entitled to such benefits.

16. Governing Law.  This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Colorado.  Each party irrevocably submits to the general jurisdiction of the state and federal courts located in the State of Colorado in any action to interpret or enforce this Agreement and irrevocably waives any objection to jurisdiction that such party may have based on inconvenience of forum.

17. Construction.  References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Exhibits and Schedules appended hereto, including the Plan.  All references to “Sections” in this Agreement shall be to Sections of this Agreement unless explicitly stated otherwise.  The word “include” and all variations thereof are used in an illustrative sense and not in a limiting sense.  All decisions of the Plan Administrator upon questions regarding the Plan or this Agreement will be conclusive.  Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control.  The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.

18. Rules by Plan Administrator.  The rights of the Grantee and the obligations of the Company hereunder will be subject to such reasonable rules and regulations as the Plan Administrator may adopt from time to time.

19. Entire Agreement.  This Agreement is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and the Grantee regarding the subject matter hereof.  The Grantee and the Company hereby declare and represent that no promise or agreement not herein expressed has been made and that this Agreement contains the entire agreement between the parties hereto with respect to the Award and replaces and makes null and void any prior agreements between the Grantee and the Company regarding the Award.  Subject to the restrictions set forth in Sections 8 and 15, this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.

20. Grantee Acknowledgment.  The Grantee will signify acceptance of the terms and conditions of this Agreement by acknowledging the acceptance of this Agreement via the procedures described in the online grant and administration program utilized by the Company.

21. Code Section 409A Compliance.    To the extent that Section 409A of the Code or the related regulations and Treasury pronouncements (“Section 409A”) is applicable to the Grantee in connection with the Award, if any provision of this Agreement would result in the imposition of an excise tax under Section 409A, that provision will be reformed to avoid imposition of the excise tax and no action taken to comply with Section 409A shall be deemed to impair a benefit under this Agreement.

Schedule I

to Liberty Media Corporation

Nonqualified Stock Option Agreement

_________________

Grant Date:
Issuer/Company:	Liberty Media Corporation, a Delaware corporation
Plan:	Liberty Media Corporation 2013 Incentive Plan (Amended and Restated as of March 31, 2015), and as the same may be further amended.
Plan Administrator:	The Compensation Committee of the Board of Directors of the Company appointed by the Board of Directors of the Company pursuant to Section 3.1 of the Plan to administer the Plan
Common Stock:	Series C Liberty Braves Common Stock (“BATRK”) Series C Liberty Media Common Stock (“LMCK”) Series C Liberty SiriusXM Common Stock (“LSXMK”)
Option Termination Date:	The 7th anniversary of the Grant Date

Base Price:	BATRK $_____ LMCK $_____ LSXMK _____
Vesting Percentage:
Vesting Dates:	Vest %	Date

Additional Vesting Terms Upon Termination Without Cause:

If the Grantee’s employment with the Company or a Subsidiary is terminated by the Company or such Subsidiary without Cause, any unvested Options that otherwise would become exercisable during the period that begins on the date of termination of the Grantee’s employment with the Company or a Subsidiary (the “Termination Date”), and ends on the 12-month anniversary of the Termination Date, will become exercisable effective as of the Termination Date if the following two conditions (the “Release Conditions”) are subsequently satisfied: (1) not later than 60 days following the Termination Date the Grantee has executed and delivered to the Company in accordance with the notice requirements of this Agreement, a general release agreement in a form satisfactory to the Company and (2) not later than 60 days following the Termination Date such release has become irrevocable in accordance with its terms.  The Grantee acknowledges that while certain Options will retroactively vest effective as of the Termination Date if the Release Conditions are met, the Grantee will nonetheless not be able to exercise any such Options unless and until such conditions are met.

Additional Exercisability Terms:

Section 7 of the Option Agreement is amended as follows:

1.If the Release Conditions are met, the following sentence is added to the end of Section 7(b):

If the Grantee dies prior to the expiration of a period of time following termination of the Grantee’s employment during which the Options remain exercisable as provided in Section 7(e), the Options will terminate at the Close of Business on the first Business Day following the later of the expiration of (i) the one-year period that began on the date of the Grantee’s death or (ii) the Special Termination Period (as defined in Section 7(e)).

2.If the Release Conditions are met, the following provisions are added as Section 7(e):

Subject to Section 7(b), if the Grantee’s employment with the Company or a Subsidiary is terminated by the Company or such Subsidiary without Cause, the Options will terminate at the Close of Business on the first Business Day following the expiration of the Special Termination Period.  The Special Termination Period is the period of time beginning on the Termination Date and continuing for the number of days that is equal to the sum of (i) 90, plus (ii) 180 multiplied by the Grantee’s total Years of Continuous Service.  A Year of Continuous Service means a consecutive 12-month period, measured by the Grantee’s hire date (as reflected in the payroll records of the Company or a Subsidiary) and the anniversaries of that date, during which the Grantee is employed by the Company or a Subsidiary (or an applicable predecessor of the Company) without interruption.  If the Grantee was employed by a Subsidiary at the time of such Subsidiary’s acquisition by the Company, the Grantee’s employment with the Subsidiary prior to the acquisition date will be included in determining the Grantee’s Years of Continuous Service unless the Plan Administrator, in its sole discretion, determines that such prior employment will be excluded.

Additional Provisions Applicable to Grantees who hold the office of Vice President or above as of the Grant Date:

Forfeiture for Misconduct and Repayment of Certain Amounts.  If (i) a material restatement of any financial statement of the Company (including any consolidated financial statement of the Company and its consolidated Subsidiaries) is required and (ii) in the reasonable judgment of the Plan Administrator, (A) such restatement is due to material noncompliance with any financial reporting requirement under applicable securities laws and (B) such noncompliance is a result of misconduct on the part of the Grantee, the Grantee will repay to the Company Forfeitable Benefits received by the Grantee during the Misstatement Period in such amount as the Plan Administrator may reasonably determine, taking into account, in addition to any other factors deemed relevant by the Plan Administrator, the extent to which the market value of Common Stock during the Misstatement Period was affected by the error(s) giving rise to the need for such restatement.  “Forfeitable Benefits” means (i) any and all cash and/or shares of Common Stock received by the Grantee (A) upon the exercise during the Misstatement Period of any SARs held by the Grantee or (B) upon the payment during the Misstatement Period of any Cash Award or Performance Award held by the Grantee, the value of which is determined in whole or in part with reference to the value of Common Stock, and (ii) any proceeds received by the Grantee from the sale, exchange, transfer or other disposition during the Misstatement Period of any shares of Common Stock received by the Grantee upon the exercise, vesting or payment during the Misstatement Period of any Award held by the Grantee.  By way of clarification, “Forfeitable Benefits” will not include any shares of Common Stock received upon exercise of any Options during the Misstatement Period that are not sold, exchanged, transferred or otherwise disposed of during the Misstatement Period. “Misstatement Period” means the 12-month period beginning on the date of the first public issuance or the filing with the Securities and Exchange Commission, whichever occurs earlier, of the financial statement requiring restatement.

Qualifying Service:

Unless the Plan Administrator in its sole discretion determines otherwise in connection with the commencement of employment or service to Liberty Interactive Corporation or its Subsidiary, notwithstanding anything to the contrary in this Agreement, Grantee’s employment or service with Liberty Interactive Corporation or any entity that is a Subsidiary of Liberty Interactive Corporation at the time of determination shall be deemed to be employment or service with the Company for all purposes under the Awards granted pursuant to this Agreement.

Company Notice Address:	Liberty Media Corporation 12300 Liberty Boulevard Englewood, Colorado 80112 Attn: Chief Legal Officer